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Exhibit 18.1

March 20, 2002

Key Production Company, Inc.
Denver, Colorado

Ladies and Gentlemen:

We have audited the consolidated balance sheets of Key Production Company, Inc. (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2001, and have reported thereon under date of March 6, 2002. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended December 31, 2001. As stated in the accompanying summary of significant accounting policies included in those financial statements, the Company changed its method of accounting for amortization of capitalized costs from the future gross revenue method to the units-of-production method, and states that the newly adopted accounting principle is preferable in the circumstances because the units-of-production method results in a better matching of the costs of oil and gas production against the related revenue received in periods of volatile prices for production as have been experienced in recent periods. Additionally, the units-of-production method is the predominant method used by full cost companies in the oil and gas industry, accordingly, the change improves the comparability of the Company's financial statements with its peer group. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,

KPMG LLP

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  Exhibit 18.1